EXHIBIT 23.1


           Consent of Independent Registered Public Accounting Firm
           --------------------------------------------------------

 The Board of Directors
 Hallmark Financial Services, Inc.:

 We consent to the use of our report dated March 30, 2005, with respect to the consolidated balance sheets of Hallmark Financial Services, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2004, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

 Our report refers to the January 1, 2003 adoption of the prospective method provisions for stock-based employee compensation.

 KPMG LLP


 Dallas, Texas
 April 11, 2005